Right Management Consultants, Inc.

            Exhibit 11 - Consolidated Earnings Per Share Calculation

     For the Three and Nine Month Periods Ended September 30, 1996 and 1995

                                      Three months ended          Nine months ended
                                        September 30,               September 30,
                                        -------------               -------------
                                         (Unaudited)                 (Unaudited)
                                       1996        1995          1996         1995
Earnings per common share
Primary and Fully Diluted EPS:

Primary EPS  **
---------------

Net income                          $2,169,000   $1,909,000   $7,175,000   $5,510,000
                                    ==========   ==========   ==========   ==========

Weighted average number of shares
issued and outstanding               6,400,000    5,991,000    6,201,000    5,965,000

Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be issued
using the average market price
during the period) of
outstanding options                    477,000      363,000      474,000      290,000
                                    ----------   ----------   ----------   ----------



Adjusted weighted average number
of shares outstanding                6,877,000    6,354,000    6,675,000    6,255,000
                                    ==========   ==========   ==========   ==========

Earnings per common share           $     0.32   $     0.30   $     1.07   $     0.88
                                    ==========   ==========   ==========   ==========



Fully Diluted EPS **
--------------------

Net income                          $2,169,000   $1,909,000   $7,175,000   $5,510,000
                                    ==========   ==========   ==========   ==========

Weighted average number of shares
issued and outstanding               6,400,000    5,991,000    6,201,000    5,965,000

Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be issued
using the market price at the
end of the period) of
outstanding options
                                       497,000      415,000      530,000      416,000
                                     ---------    ---------    ---------    ---------


Adjusted weighted average number
of shares outstanding                6,897,000    6,406,000    6,731,000    6,381,000
                                    ==========   ==========   ==========   ==========

Earnings per common share           $     0.31   $     0.30   $     1.07   $     0.86
                                    ==========   ==========   ==========   ==========


** Share and per share data above reflect both the November 10, 1995 and July 26, 1996 three-for-two stock splits.